Exhibit 11
UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(dollars in millions, except per share amounts, shares in thousands)	2017	2016	2015	2014	2013
Net income from continuing operations	$4,552	$5,065	$3,996	$6,066	$5,265
Net (loss) income from discontinued operations	—	(10)	3,612	154	456
Net income attributable to common shareowners	$4,552	$5,055	$7,608	$6,220	$5,721

Net income from continuing operations	$4,552	$5,065	$3,996	$6,066	$5,265
Basic earnings for period	$4,552	$5,065	$3,996	$6,066	$5,265
Diluted earnings for period	$4,552	$5,065	$3,996	$6,066	$5,265
Basic average number of shares outstanding during the period	790,000	818,200	872,700	898,300	901,000
Stock awards	9,100	7,900	10,500	13,300	14,100
Diluted average number of shares outstanding during the period	799,100	826,100	883,200	911,600	915,100
Basic earnings per common share - continuing operations	$5.76	$6.19	$4.58	$6.75	$5.84
Diluted earnings per common share - continuing operations	$5.70	$6.13	$4.53	$6.65	$5.75

Net income attributable to common shareowners	$4,552	$5,055	$7,608	$6,220	$5,721
Basic earnings for period	$4,552	$5,055	$7,608	$6,220	$5,721
Diluted earnings for period	$4,552	$5,055	$7,608	$6,220	$5,721
Basic average number of shares outstanding during the period	790,000	818,200	872,700	898,300	901,000
Stock awards	9,100	7,900	10,500	13,300	14,100
Diluted average number of shares outstanding during the period	799,100	826,100	883,200	911,600	915,100
Basic earnings per common share	$5.76	$6.18	$8.72	$6.92	$6.35
Diluted earnings per common share	$5.70	$6.12	$8.61	$6.82	$6.25